May 16, 2017

Board of Directors

CannaSys, Inc.

1350 17th Street, Suite 150

Denver, CO  80202

Re: CannaSys, Inc.

 Registration Statement on Form S-1

Gentlemen:

 We have acted as counsel to CannaSys, Inc., a Nevada corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), to increase by $197,542 the aggregate offering price of the Company’s shares of our common stock registered for issuance and sale, which amount represents no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Registration Statement on Form S-1 (No. 333-209333) declared effective on December 22, 2016 (the “Related Registration Statement”). The Registration Statement incorporates by reference the Related Registration Statement, including the prospectus that forms a part of the Related Registration Statement (the “Prospectus”). The Prospectus provides that it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”).

 In connection with this engagement, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought to independently verify such matters.

 In rendering this opinion, we have assumed: (i) the genuineness of all signatures on all documents not executed in our presence; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to authentic original documents of all documents submitted to us as certified or conformed copies; and (iv) the truth, correctness, and accuracy of the corporate minute books, stockholder records, and similar information furnished to us, and on which we have relied, are true, correct, and complete. None of the factual matters or assumptions on which our opinion is based is, to our knowledge, false in any respect as they relate to the opinion below.

 Our opinion herein is expressed solely with respect to the federal laws of the United States and Nevada law, including the Nevada law of private corporations, Nevada Revised Statues, Chapter 78. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof.

KRUSE LANDA MAYCOCK & RICKS, LLC

Board of Directors

CannaSys, Inc.

May 16, 2017

___________________________________

We are not rendering any opinion as to compliance with any federal or state antifraud law, rule, or regulation relating to securities or to the sale or issuance thereof.

 Based upon the above examination, in our opinion the common stock to be sold pursuant to the Registration Statement will be, upon its issuance in accordance with the terms set forth in the Registration Statement, legally issued, fully paid, and nonassessable under Nevada laws.

 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus and any Prospectus Supplement included in the Registration Statement and the Related Registration Statement.

 This opinion is rendered to you for use solely in connection with the Registration Statement and the Related Registration Statement and the consummation of the transactions contemplated therein. This opinion may not be relied on by any other person or used for any other purpose, without the express written consent of the undersigned.

Sincerely,

/s/ Kruse Landa Maycock & Ricks, LLC

KRUSE LANDA MAYCOCK & RICKS, LLC

KLMR/JRK/vs